As filed with the Securities and Exchange Commission on April 14, 2023

Registration No. 333-266855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 ON FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

46-3951329

(I.R.S. Employer Identification Number)

901 W. Walnut Hill Lane

Irving, Texas 75038

(214) 771-9952

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Francis, Esq.

General Counsel

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

(214) 771-9952

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Christina C. Russo, Esq.

Akerman LLP

201 East Las Olas Boulevard, Suite 1800

Fort Lauderdale, Florida 33301

(954) 463-2700

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment to Registration Statement on Form S-1 on Form S-3 (the “Form S-3”) amends and replaces our prior Registration Statement on Form S-1 (Registration No. 333-266855), filed on August 15, 2022 (the “Form S-1”). RumbleOn, Inc. is not registering any securities on its behalf in this Form S-3 and no new securities are registered for the securityholders identified in this document. We are not aware of the intention of any securityholder regarding the sale of any securities. We are filing this Form S-3 only for the purpose of complying with contractual obligations to the securityholders. No current director or executive officer of the RumbleOn is included as a selling securityholder in this Form S-3.

This Form S-3 contains an updated prospectus relating to the resale of (i) 6,837,761 shares of Class B common stock, (ii) 968,750 shares of Class B common stock issuable upon conversion of the 6.75% Convertible Senior Notes due 2025 (the “Notes”), (iii) 1,217,738 shares of Class B common stock issuable upon conversion of outstanding warrants, and (iv) $38,750,000 of the Notes.

All filing fees payable in connection with this Form S-3 were paid by the Company when it filed the Form S-1. No additional securities are registered hereby and therefore no additional fee is due.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED APRIL 14, 2023

PRELIMINARY PROSPECTUS

6,837,761 shares of Class B Common Stock

968,750 Shares of Class B Common Stock Issuable Upon Conversion of the Notes

1,217,738 Shares to Purchase Class B Common Stock underlying Warrants and

6.75% Convertible Senior Notes due 2025

RumbleOn, Inc. (the “Company”) is not selling any securities under this prospectus and will not receive any proceeds from the sale of the shares of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”), pursuant to this prospectus. The selling securityholders listed herein may offer and sell from time to time up to an aggregate of 9,024,249 shares (the “Shares”) of Class B Common Stock, consisting of 6,837,761 shares of Class B Common Stock (the “Resale Shares”), 968,750 shares of Class B Common Stock issuable upon conversion of the Notes (as defined below), and 1,217,738 shares of Class B Common Stock issuable upon conversion of Warrants (as defined below). Also, the selling securityholders listed herein may offer and sell from time to time $38,750,000 of the Notes. For information concerning the selling securityholders and the manner in which they may offer and sell shares of our Class B Common Stock and Notes (as defined below), see “Selling Securityholders” and “Plan of Distribution” in this prospectus.

1,046,272 of the Shares were issued to the equity holders of Freedom Powersports, LLC (“FPS”) and Freedom Powersports Real Estate LLC (“FPS-RE,” and together with FPS, the “Freedom Companies”) in connection with the Company’s acquisition of the Freedom Companies that closed on February 18, 2022 (the “Freedom Transaction”). 5,791,489 of the Shares were issued to the equity holders of RideNow in connection with the Company’s business combination with RideNow that closed on August 31, 2021 (the “RideNow Transaction”). 1,212,121 of the Shares represent shares of Class B Common Stock underlying outstanding warrants (the “Oaktree Warrants”) issued to Oaktree Capital Management, L.P. (“Oaktree”) in connection with debt financing provided to the Company and subsequently assigned to the selling securityholders, see “Selling Securityholders.” 968,750 of the Shares represent shares of Class B Common Stock to be issued if the 6.75% Convertible Senior Notes due 2025 (the “Notes”) are converted into Class B Common Stock. 5,617 of the Shares represent shares of Class B Common Stock underlying outstanding warrants issued to Hercules Capital, Inc. (“Hercules”) in connection with debt financing provided to the Company (“Hercules Warrants” together with the Oaktree Warrants, the “Warrants”).

Our Class B Common Stock trades on the NASDAQ Capital Market (“NASDAQ”) under the trading symbol “RMBL”. On April 13, 2023, the last reported sales price of our Class B Common Stock on the NASDAQ was $8.10 per share. The Notes and Warrants are not listed on any securities exchange or included in any automated quotation system. We do not intend to apply to list the Notes and Warrants on any securities exchange or any automated dealer quotation system.

Investing in our securities involves substantial risks. See “Risk Factors” on page 3 and in the documents we file with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Warrants, Notes or shares of Class B Common Stock. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April ___, 2023

PROSPECTUS SUMMARY

This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.

Our Business

RumbleOn, Inc. (the “Company,” “RumbleOn,” “we,” “us,” or “our”) is the nation’s first and largest technology-based online and in-store marketplace in powersports, leveraging proprietary technology to transform the powersports supply chain from acquisition of supply through distribution of retail and wholesale. RumbleOn provides an unparalleled technology suite and ecommerce experience, a national footprint of physical locations, and full-line manufacturer representation to transform the entire customer experience. Our goal is to integrate the best of both the physical and the digital, and make the transition between the two seamless.

We buy and sell new and used vehicles through multiple company-owned websites and affiliate channels, as well as via our proprietary cash offer tool and network of more than 55 company-owned retail locations and fulfillment centers at December 31, 2022 primarily located in the Sunbelt. Deepening our presence in existing markets and expanding into new markets through strategic acquisitions perpetuates our mission to change the customer experience in powersports and build market share, which together represent our North Star. Our cash offer technology brings in high quality inventory, which attracts more riders and drives volume in used unit sales. As a result of our growth to date, RumbleOn enjoys a leading, first-mover position in the highly fragmented $100 billion+ powersports market.

RumbleOn’s powersports business offers motorcycles, all-terrain vehicles, utility terrain vehicles, personal watercraft, and all other powersports products, parts, apparel, and accessories. Facilitating our platform, RumbleOn’s retail distribution locations represent all major OEMs and their representative brands, including those listed below.

Corporate Information

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. Our principal executive offices are located at 901 W. Walnut Hill Lane, Irving, Texas 75038 and our telephone number is (214) 771-9952. Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investors tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the “SEC”). The information on our website, however, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our securities. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

THE OFFERING

Class B Common Stock outstanding prior to the offering:	16,374,043 shares(1)

Class B Common Stock to be issued upon exercise of Warrants:	1,217,738 shares

Class B Common Stock to be issued upon conversion of all Notes:	968,750 shares

Class B Common Stock to be offered by the selling securityholders:	9,024,249 shares

Class B Common Stock outstanding immediately following the offering:	18,560,531 shares

Use of Proceeds:	We will not receive any proceeds from the resale of any securities sold under this prospectus by the selling securityholders. With respect to the shares of Class B Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised. We intend to use any such proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” on page 3 of this prospectus and the documents referenced in that section and incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Notes and our Class B Common Stock.

Stock Symbol:	NASDAQ: “RMBL”

(1) As of April 7, 2023, the number of shares of our Class B Common Stock outstanding excludes:

●	1,259,190 shares of Class B Common Stock underlying outstanding restricted stock units and options to purchase 2,340 shares of Class B Common Stock granted under the RumbleOn, Inc. 2017 Stock Incentive Plan, as amended;

●	184,236 shares of Class B Common Stock reserved for issuance under the 2017 Stock Incentive Plan; and

●	10,913 shares of Class B Common Stock underlying outstanding warrants, excluding the 1,217,738 shares underlying warrants registered for resale pursuant to this Form S-3.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus. The Risk Factors discussed under the caption “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, are hereby incorporated by reference in its entirety.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our operations, cash flows, financial position and economic performance including, in particular, future sales, competition and the effect of economic conditions. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although we believe that these statements are based upon reasonable assumptions, these statements expressing opinions about future outcomes and non-historical information, are subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future inevitably will not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

USE OF PROCEEDS

We will not receive any proceeds from the resale of any securities sold under this prospectus by the selling securityholders. With respect to the shares of Class B Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised. We intend to use any such proceeds for working capital and general corporate purposes.

SELLING SECURITYHOLDERS

We do not know when or in what amounts the selling securityholders may offer securities for sale. The selling securityholders may choose not to sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the securities, we cannot accurately report the number of the securities that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the securities covered by this prospectus will be sold by the selling securityholders.

The following table contains information as of April 7, 2023 with respect to: the selling securityholders and (1) the principal amount of Notes and the underlying shares of Class B Common Stock beneficially owned by each selling securityholder that may be offered using this prospectus, (2) shares of Class B Common Stock directly held by each selling securityholder that may be offered using this prospectus, and (3) shares of Class B Common Stock beneficially owned by each selling securityholder underlying the Warrants. The number of shares outstanding, and the percentage of beneficial ownership, post-offering are based on 16,374,043 shares of Class B Common Stock issued and outstanding as of April 7, 2023.

For the purposes of the following table, the number of shares of Class B Common Stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the selling securityholders have sole or shared voting power or investment power and also any shares which each selling shareholder, respectively, has the right to acquire within 60 days of the date of this table through the exercise of any stock option, warrant or other rights.

	Shares Owned Prior to the Offering				Shares Being	Principal Amount of Notes Owned Prior to	Principal Amount of Notes Being	Shares Owned After the Offering
Name of Selling Securityholder	Shares		%		Offered	Offering	Offered	Shares	%
2025 Convertible Notes Offering
Nineteen77 Global Multi-Strategy Alpha Master Limited(2)	500,000	(1)	3.1%			$20,000,000	$20,000,000	–	–
Silverback Asset Management, LLC(3)	312,500	(1)	1.9%			$12,500,000	$12,500,000	–	–
Geode Capital Management, LLC(4)	156,250	(1)	*			$6,250,000	$6,250,000	–	–
RideNow Transaction
William Coulter	2,621,405	(5)(6)	15.8%		2,591,028			30,377	*%
Mark Tkach	2,621,028	(5)(6)	15.8%		2,591,028			30,000	*%
Robert Dodson	146,917	(5)	*	%	146,917			–	–
Richard Sidabras	59,237	(5)	*	%	59,237			–	–
BDJ II Holdings LLC	84,507	(5)	*	%	84,507			–	–
Dominic Vannucci	10,303	(5)	*	%	10,303			–	–
Chris Chestnut	11,940	(5)	*	%	11,940			–	–
Brett Dickinson	9,227	(5)	*	%	9,227			–	–
Lyle Kramper	135,191	(5)	*	%	135,191			–	–
Craig Keating	10,677	(5)	*	%	10,677			–	–
Paul Langford	61,861	(5)	*	%	61,861			–	–
Paul Griffith	47,690	(5)	*	%	47,690			–	–
Ikon Motorsports Management & Consulting, LLC	17,138	(5)	*	%	17,138			–	–
Iron Sled Powersports Consulting & Ventures, LLC	14,745	(5)	*	%	14,745			–	–
Oaktree Warrants
Oaktree-TCDRS Strategic Credit, LLC	17,520	(7)	*	%	17,520			–	–
Oaktree-NGP Stategic Credit, LLC	17,845	(7)	*	%	17,845			–	–
Oaktree-Minn Strategic Credit, LLC	8,661	(7)	*	%	8,661			–	–
Oaktree-Forrest Multi-Strategy, LLC – Series A	14,099	(7)	*	%	14,099			–	–
Oaktree-TBMR Strategic Credit Fund C, LLC	8,451	(7)	*	%	8,451			–	–
Oaktree-TBMR Strategic Credit Fund F, LLC	13,251	(7)	*	%	13,251			–	–
Oaktree-TBMR Strategic Credit Fund G, LLC	21,628	(7)	*	%	21,628			–	–
Oaktree-TSE 16 Strategic Credit, LLC	19,256	(7)	*	%	19,256			–	–
INPRS Strategic Credit Holdings, LLC	5,375	(7)	*	%	5,375			–	–
Oaktree Gilead Investment Fund AIF (Delaware), L.P.	55,118	(7)	*	%	55,118			–	–
Oaktree Huntington-GCF Investment Fund (Direct Lending AIF), L.P.	15,972	(7)	*	%	15,972			–	–
Oaktree GCP Fund Delaware Holdings, L.P.	10,490	(7)	*	%	10,490			–	–
Oaktree Strategic Income II, Inc.	39,794	(7)	*	%	39,794			–	–
Oaktree Specialty Lending Corporation	164,660	(7)	1.0%		164,660			–	–
Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.	30,323	(7)	*	%	30,323			–	–
Oaktree Opportunities Fund XI Holdings (Delaware), L.P.	127,253	(7)	*	%	127,253			–	–
Oaktree MMDL Unpledged Assets, LLC	39,397	(7)	*	%	39,397			–	–
Oaktree Mezzanine Fund V Holdings (Delaware), L.P.	118,179	(7)	*	%	118,179			–	–
DBAH Capital LLC	181,819	(7)	1.1%		181,819			–	–
CPPIB Credit Investments III Inc.	151,515	(7)	*	%	151,515			–	–
CION Investment Corp	60,606	(7)	*	%	60,606			–	–
Brookfield Reinsurance Investments LP	24,242	(7)	*	%	24,242			–	–
Brookfield Annuity Company	36,364	(7)	*	%	36,364			–	–
OFSCC-FS, LLC	18,182	(7)	*	%	18,182			–	–
Hancock Park Corporate Income, Inc.	4,545	(7)	*	%	4,545			–	–
CIM REAL ASSETS AND CREDIT FUND	7,576	(7)	*	%	7,576			–	–
Hercules Capital
Hercules Capital, Inc.	5,617	(8)	*	%	5,617			–	–
Freedom Powersports Transaction
TPEG Freedom Powersports Investors, LLC	550,355	(9)	3.4%		550,355			–	–
Kevin Ryan Lackey	249,538	(9)	1.5%		249,538			–	–
Thomas J. Zelewski	13,078	(9)	*	%	13,078			–	–
Mark Daniel Arriaga	20,925	(9)	*	%	20,925			–	–
Sarah McVean Brown	5,493	(9)	*	%	5,493			–	–
Sean Chandler	20,925	(9)	*	%	20,925			–	–
Sanjay Chandra	159,540	(9)	*	%	159,540			–	–
Natalie D. Nelson	5,493	(9)	*	%	5,493			–	–
Chase Clifford Vance	20,925	(9)	*	%	20,925			–	–

*	Represents less than 1%

(1)	Represents the shares of Class B Common Stock to be issuable upon conversion of the Notes at an initial conversion rate of 25 shares of Class B Common Stock per $1,000 principal amount of the Notes, which is equal to a conversion price of approximately $40.00 per share of Class B Common Stock.

(2)	UBS O’Connor LLC (“O’Connor”) is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and, accordingly, has voting control and investment discretion over the securities described herein held by GLEA. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by GLEA. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities described herein held by GLEA.

(3)	Elliot Bossen, the chief executive officer of Silverback Asset Management, LLC, has the power to vote and dispose of the shares held by Silverback Asset Management, LLC and may be deemed to be the beneficial owner of these shares. The address for Silverback Asset Management, LLC, is 1414 Raleigh Road, Suite 250, Chapel Hill, North Carolina 27517.

(4)	Geode Capital Management LP (“Geode”) serves as investment manager of Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd. (the “Fund”), and accordingly has voting control and investment discretion over the securities described herein held by the Fund. Bobe Simon and Ted Blake, portfolio managers of the Fund, may be deemed to exercise ultimate investment power of the securities held by the Fund. Geode and each of Mr. Simon and Mr. Blake disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(5)	Represents shares of Class B Common Stock issued in connection with the RideNow Transaction.

(6)	William Coulter served as Executive Vice Chairman and as a Director of the Company from August 2021 to February 2022.

Mark Tkach served as Chief Operating Officer and as a Director of the Company from August 2021 to February 2022.

Please see Beneficial Ownership Table for further details.

(7)	Represents shares of Class B Common Stock underlying the Oaktree Warrants issued in connection with the debt financing provided to the Company by Oaktree and subsequently assigned to the selling securityholders. As of April 7, 2023, the Oaktree Warrants have an exercise price of $31.50 per share, subject to a reduction by an amount equal to one percent of such exercise price for each thirty-day period a resale registration statement is not effective pursuant to the Oaktree Warrant, and pro rata for any period less than thirty-days. The Oaktree Warrants are immediately exercisable and scheduled to expire on July 25, 2023, subject to extension by the number of trading days a resale registration statement is not effective pursuant to the Oaktree Warrant.

(8)	Represents shares of Class B Common Stock underlying Hercules Warrants issued in connection with the debt financing provided by Hercules Capital, Inc. to the Company. The Hercules Warrants consist of (i) warrants to purchase 4,117 shares of Class B Common Stock at an exercise price of $110 per share, which warrants are immediately exercisable and expire on April 30, 2023, and (ii) warrant to purchase 1,500 shares of Class B Common Stock at an exercise price of $143.13 per share, which warrants are immediately exercisable and expire on October 30, 2023.

(9)	Represents shares of Class B Common Stock issued in connection with the Freedom Transaction.

PLAN OF DISTRIBUTION

We are registering the Notes, the Resale Shares and the shares of Class B Common Stock underlying the Notes and Warrants to permit the resale or transfer of the Notes, Resale Shares or the shares of Class B Common Stock underlying the Notes and Warrants by the holders of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the Notes, the Resale Shares or the shares of Class B Common Stock underlying the Notes and Warrants. With respect to the shares of Class B Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised. We will bear all fees and expenses incident to our obligation to register the Notes, the Resale Shares or the shares of Class B Common Stock underlying the Notes and Warrants.

The selling securityholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling securityholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling securityholders), may sell or transfer the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling securityholders may sell or transfer the securities by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) underwritten transactions;

(c) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(d) an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(e) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(f) privately negotiated transactions;

(g) through the distribution of the securities by any selling securityholders to its partners, members or stockholders;

(h) one or more underwritten offerings on a firm commitment or best efforts basis; and

(i) any combination of any of these methods of sale.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The selling securityholders may also transfer the securities by gift. We do not know of any arrangements by the selling securityholders for the sale of any of the securities. The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling securityholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling securityholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling securityholders. The number of a selling securityholders’ securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling securityholders’ securities will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of selling securityholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling securityholder and/or purchasers of selling securityholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

LEGAL MATTERS

The validity of the securities offered through this prospectus has been passed on by Akerman LLP, Fort Lauderdale, Florida and Snell & Wilmer L.L.P., Las Vegas, Nevada.

EXPERTS

The audited financial statements and management's assessment of the effectiveness of internal control over financial reporting of RumbleOn, Inc. and subsidiaries as of December 31, 2022 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of RumbleOn, Inc. and subsidiaries as of December 31, 2021 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Dixon Hughes Goodman LLP, predecessor firm to FORVIS, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited combined financial statements of RideNow Group and affiliates as of December 31, 2020 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Dixon Hughes Goodman LLP, predecessor firm to FORVIS, LLP, an independent registered public accounting firm, given the authority of said firm as experts in accounting and auditing.

CORPORATE GOVERNANCE

Directors

The following table provides information with respect to our directors:

Name	Age	Position
Marshall Chesrown	65	Chief Executive Officer and Chairman
Peter Levy	53	President, Chief Operating Officer and Director
Adam Alexander	51	Director
Shin Lee	55	Director
Michael Marchlik	50	Director
Kevin Westfall	67	Director

CLASS I — TERM EXPIRING AT 2025 ANNUAL MEETING

Shin Lee has served on our Board since June 23, 2022. Ms. Lee serves as Product Manager at Anchorage Digital, a global regulated cryptocurrency platform, since November 2022. Before Anchorage Digital, Ms. Lee served as the Chief of Staff of Square Financial Services, a bank newly established within Block, Inc. (previously known as Square) from June 2021 to July 2022. Before Block, Inc., Ms. Lee served in a number of senior executive roles at Wells Fargo in risk management, governance, global expansion, and merger integration from March 2003 to June 2021. Ms. Lee has an EMBA jointly awarded by NYU Stern, HEC School of Management, and the London School of Economics, and a Ph.D. in organizational psychology from Kansas State University.

We believe that Ms. Lee possesses attributes that qualify her to serve as a member of our Board, including her extensive understanding of corporate governance, risk management and business operations.

Peter Levy has served on our Board since June 16, 2021. Mr. Levy has served as our President since September 23, 2021 and as our President and Chief Operating Officer since February 11, 2022. From March 20, 2019 to September 23, 2021, Mr. Levy served as our Chief Operating Officer. From November 2017 to March 2019, Mr. Levy served as our Senior Vice President of Operations, overseeing the day-to-day inventory logistics, auctions, and dealer networks, and managing the teams responsible for driving sales within the Company. Mr. Levy is a seasoned and highly respected operating executive who has been involved in the automotive industry for over 25 years. Mr. Levy previously served as a Business Development Partner of AWG Remarketing Whann Technology/Integrated Auction Solutions, LLC from January 2011 to November 2017. Also, Mr. Levy’s distinguished career includes multiple executive and management level positions within the industry at companies such as AutoNation and Automotive Remarketing Services, all focusing on business development and creative uses of technology to gain market share. Mr. Levy graduated from Indiana University with a B.S. in Marketing and Finance.

We believe that Mr. Levy possesses attributes that qualify him to serve as a member of our Board, including his extensive experience as an operating executive.

CLASS II — TERM EXPIRING AT 2023 ANNUAL MEETING

Adam Alexander has served on our Board since July 15, 2020. Mr. Alexander co-founded CA Global Partners, a full-service auction and liquidation company in 1997. Since 2010, CA Global Partners has expanded globally managing hundreds of auction and liquidation projects in the UK, Europe, Asia, Australia, Africa as well as all across North America. Mr. Alexander attended Pepperdine University where he received a BS in Business Management, and subsequently received an MBA in Global Business which was jointly conferred by NYU Stern, HEC School of Management in Paris, and the London School of Economics and Political Science.

We believe that Mr. Alexander possesses attributes that qualify him to serve as a member of our Board, including his extensive understanding of auction projects and business operations.

Michael Marchlik has served on our Board since May 6, 2020. Mr. Marchlik has served as the Co-Chief Executive Officer of the Advisory Services division of B. Riley Financial Inc., formally known as Great American Group (“GA”), since April 2017 and is responsible for overseeing the operations and client service efforts for lenders, sponsors, and borrowers. Prior to that, he served as a Partner and National Sales and Marketing Director of GA from January 2010 to April 2017, as Executive Vice President, Western Region of GA from January 2004 to December 2009, as Senior Vice President of Sales, Western Region of GA from June 2001 to December 2003, and as Director of Operations at GA from July 1996 to May 2001. With decades of experience in all segments of the asset disposition and valuation industries, he has extensive understanding of corporate transactional services, credit structure and asset-based valuation, lending solutions and business operations. Mr. Marchlik attended Northeastern University in Boston where he received a Bachelor of Science in Finance.

We believe that Mr. Marchlik possesses attributes that qualify him to serve as a member of our Board, including his extensive understanding of corporate transactional services, credit structure and asset-based valuation, lending solutions and business operations.

CLASS III — TERM EXPIRING AT 2024 ANNUAL MEETING

Marshall Chesrown has served as our Chief Executive Officer and Chairman since October 24, 2016. Mr. Chesrown has over 35 years of leadership experience in the automotive retail sector. From December 2014 to September 2016, Mr. Chesrown served as Chief Operating Officer and as a director of Vroom.com, an online direct car retailer (“Vroom”). Mr. Chesrown served as Chief Operating Officer of AutoAmerica, an automotive retail company, from May 2013 to November 2014. Previously, Mr. Chesrown served as the President of Chesrown Automotive Group from January 1985 to May 2013, which was acquired by AutoNation, Inc., a leading automotive retail company, in 1997. Mr. Chesrown served as Senior Vice President of Retail Operations for AutoNation from 1997 to 1999. From 1999 to 2013, Mr. Chesrown served as the Chairman and Chief Executive Officer of Blackrock Development, a real estate development company widely known for development of the nationally recognized Golf Club at Black Rock. Mr. Chesrown filed for personal bankruptcy in May 2013, which petition was discharged in January 2017.

We believe that Mr. Chesrown possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the automotive retail sector.

Kevin Westfall has served on our Board since January 9, 2017. Mr. Westfall has served as Chairman of Prime Automotive Group since January 2020. Mr. Westfall was a co-founder and served as Chief Executive Officer of Vroom from January 2012 through November 2015. Previously, from March 1997 through November 2011, Mr. Westfall served as Senior Vice President of Sales and Senior Vice President of Automotive Finance at AutoNation. Mr. Westfall was a founder of BMW Financial Services in 1990 and served as its President until March 1997. Mr. Westfall also served as Retail Lease Manager of Chrysler Credit Corporation from 1987 until 1990 and as President of World Automotive Imports and Leasing from 1980 until 1987.

We believe that Mr. Westfall possesses attributes that qualify him to serve as a member of our Board, including his more than 30 years of executive experience in automotive retail and finance operations.

Director Independence

Our Board has determined that Messrs. Alexander, Marchlik, and Westfall and Ms. Lee qualify as “independent” directors in accordance with the listing requirements of The NASDAQ Stock Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in our Corporate Governance Principles. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. You also may obtain without charge a printed copy of the Code of Business Conduct and Ethics and Corporate Governance Principles by sending a written request to: Investor Relations, RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles are available under the Investors tab of our website at www.rumbleon.com. Amendments or waivers of the Code of Business Conduct and Ethics and Corporate Governance Principles will be provided on our website within four business days following the date of the amendment or waiver.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires that RumbleOn’s directors, executive officers and persons who beneficially own 10% or more of RumbleOn’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To RumbleOn’s knowledge, based solely on a review of the copies of such reports furnished to RumbleOn and written representations that no other reports were required, during the year ended December 31, 2022, all such filing requirements applicable to RumbleOn’s directors, executive officers and greater than 10% beneficial owners were complied with except for Messrs. Chesrown and Levy and Ms. Rath, who each filed one late report for one transaction each; Mr. Sahai, who filed two late reports for an aggregate of two transactions; Messrs. Alexander, Dixon, Marchlik, and Westfall, who each filed two late reports for an aggregate of two transactions each; Ms. Lee, who filed one late report for one transaction; and Mr. Sahai filed a late Form 3.

EXECUTIVE COMPENSATION

Executive and Director Compensation

Summary Compensation Table

The following table provides the compensation paid to our principal executive officer and other executive officers whose total compensation exceeded $100,000 for the years ended December 31, 2022 and December 31, 2021 (“named executive officers”).

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Total
Marshall Chesrown	2022	$696,154	$658,282	$2,099,969	$3,454,405
Chief Executive Officer	2021	$475,769	$833,750	$2,560,256	$3,869,775

Peter Levy	2022	$500,000	$554,845	$1,499,973	$2,554,818
President and Chief Financial Officer	2021	$465,354	$733,750	$2,560,256	$3,759,360

Narinder Sahai	2022	$361,599	$235,625	$726,744	$1,323,968
Former Chief Financial Officer(2)

(1)	Stock awards reflect the grant date fair value of restricted stock units (“RSUs”) determined pursuant to FASB ASC Topic 718 awarded during the calendar year.
(2)	Mr. Sahai served as Chief Financial Officer from February 1, 2022 to January 17, 2023.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2022.

Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Marshall Chesrown(2)	46,460	$300,596

Peter Levy(3)	33,185	$214,707

Narinder Sahai(4)	21,196	$137,138

(1)	Determined by multiplying the closing price of the Company’s Common Stock on December 30, 2022, $6.47, by the number of shares of Common Stock underlying the RSUs.
(2)	On March 17, 2022, Mr. Chesrown was granted 61,946 RSUs, which vest in twelve equal quarterly installments beginning on June 17, 2022.
(3)	On March 17, 2022, Mr. Levy was granted 44,247 RSUs, which vest in twelve equal quarterly installments beginning on June 17, 2022.
(4)	On February 1, 2022, Mr. Sahai was granted 5,000 RSUs, which vest over three years, with the first one-third of the RSUs vesting on the first anniversary of the grant date and the subsequent installments vesting in equal quarterly installments over the subsequent two years. On March 17, 2022, Mr. Sahai was granted 16,196 RSUs, which one-third of the RSUs vest on March 17, 2023 and the remaining RSUs vest in eight equal quarterly installments beginning on June 17, 2023. After Mr. Sahai's termination on January 17, 2023, all of Mr. Sahai's outstanding RSUs vested.

Executive Employment Agreements and Other Arrangements

Marshall Chesrown and Peter Levy

Before August 31, 2021, the Company had not entered into employment contracts with its executive officers. Accordingly, the Company’s executive officers were employees on an at-will basis. During 2020, the salaries for the executive officers were as follows: Marshall Chesrown — $360,000 and Peter Levy — $300,000.

On March 12, 2021, the Compensation Committee completed its annual grant of RSUs to company employees, including grants to Messrs. Chesrown and Levy as follows: Mr. Chesrown — 38,521 RSUs and Mr. Levy — 38,521 RSUs, subject to shareholder approval of the amendment to the Company’s 2017 Stock Incentive Plan presented to the stockholders at the 2021 Special Meeting of Stockholders. These RSUs vest in equal quarterly installments during the thirty-six month period following the grant date.

On April 12, 2021, the Compensation Committee approved discretionary bonuses to certain company employees, including to the executive officers as follows: Mr. Chesrown — $275,000 and Mr. Levy — $175,000.

Also, on April 12, 2021, the Compensation Committee approved increases in annual salaries for Messrs. Chesrown and Levy to $500,000, effective March 1, 2021.

On August 31, 2021, RSUs were granted to Messrs. Chesrown and Levy as follows: Mr. Chesrown — 30,000 RSUs and Mr. Levy — 30,000 RSUs. Also, on August 31, 2021, all RSUs outstanding under the 2017 Stock Incentive Plan vested at the closing of the RideNow transaction, in accordance with the terms of the RSU Award Agreements governing the award, and the shares of Class B Common Stock were issued on September 3, 2021.

Also, on August 31, 2021, the Company entered into employment agreements with each of Messrs. Chesrown and Levy, (each an “Executive,” and collectively, the “Executives”) in connection with their service as executive officers of the Company (the “Employment Agreements” and each an “Employment Agreement”). The Employment Agreements for Messrs. Chesrown and Levy have a three year term and automatically renew each month unless the Company or Messrs. Chesrown or Levy provides the other party written notice at least fifteen days prior to the applicable date of renewal or unless terminated earlier pursuant to the terms of the Employment Agreements. In connection with their respective Employment Agreements, Messrs. Chesrown and Levy each receive an annual salary of $500,000. On March 17, 2022, the Committee approved an increase in Mr. Chesrown’s salary to $700,000 annually, effective January 1, 2022.

Messrs. Chesrown and Levy are eligible for annual cash bonuses of up to 125% of their base salary, upon achievement of the performance metrics adopted by the Board or the Compensation Committee. Additionally, the Executives are eligible to participate in the Company’s existing and future equity plans, benefits plan, policies, or arrangements maintained by the Company and made available to employees generally and for the benefits of executives.

The Company may terminate the Employment Agreements and each Executive’s employment at any time during the term for “Cause,” as such term is defined in each employment agreement. Also, the Company may terminate the Employment Agreements and each Executive’s employment without cause. Each Executive may terminate his employment and the respective employment agreement for “Good Reason,” as such term is defined in each employment agreement. Also, each Executive may terminate his employment and the respective employment agreement for any reason or without reason; provided such employee provides the Company with at least thirty (30) days’ prior written notice. Each Executive’s employment and the respective employment agreement will automatically terminate upon their death, as applicable. The Company may terminate the Employment Agreements and each Executive’s employment with the Company immediately upon a determination of “Disability,” as such term is defined in each employment agreement. Upon termination of the applicable Employment Agreement due to the Executive’s death or disability, the Company shall pay, in the case of death, to the applicable employee’s estate, all “Accrued Obligations” and “Termination Compensation,” as such terms are defined in each employment agreement, as if the employee had been terminated by the Company without Cause, and in the case of disability, to the applicable employee, all Accrued Obligations and Termination Compensation as if the executive had been terminated by the Company without Cause, subject to reduction by the amount of any disability insurance proceeds paid to or on behalf of employee. In the event the Executive’s employment is terminated by the Company for cause, the Company shall pay to the applicable employee Accrued Obligations.

In the event the Company terminates the Employment Agreements of the Executive without cause or if the Executive terminates his or her respective employment agreement and employment with the Company for Good Reason, the Company shall pay to such employee the Termination Compensation, as such term is defined in each employment agreement, as applicable. In the event the Executive terminates his or her respective employment agreement and employment with the Company for any reason (other than Good Reason) during the term of his or her applicable employment agreement, the Company shall pay to such Executive Accrued Obligations, as applicable.

Pursuant to the individual Employment Agreements or individual equity award agreements, all equity benefits granted to the Executive shall vest immediately upon: (i) a “Change of Control,” as such term is defined in the applicable employment agreement, (ii) a termination of such employee’s employment by the Company without cause, (iii) a termination of employment by such employee for Good Reason, or (iv) such employee’s death or disability.

Narinder Sahai

On February 1, 2022, the Company entered into an employment agreement with Mr. Sahai for his service as Chief Financial Officer (the “Employment Agreement”). The Employment Agreement had an initial term of two years and could be renewed from time to time. Pursuant to the Employment Agreement, Mr. Sahai received an annual salary of $400,000 and was eligible to receive an annual cash bonus of up to 100% of his base salary, subject to the achievement of the performance metrics adopted by the Board of Directors or the Compensation Committee. Mr. Sahai received an initial grant of 5,000 restricted stock units under the Company’s 2017 Incentive Plan and was eligible to receive an annual grant of restricted stock units having a value equal to 1.5 times his annual base salary. The initial and annual restricted stock units were scheduled to vest over a three-year period. Mr. Sahai was eligible to receive a cash payment equal to one year of his current base salary and the current year’s target bonus in the event he is terminated during his employment term due to a change of control and in other circumstances set forth in the Employment Agreement. Additionally, Mr. Sahai was eligible to participate in the Company’s existing and future equity plans, benefits plan, policies, or arrangements maintained by the Company and made available to employees generally and for the benefits of executives.

Mr. Sahai’s service as the Company’s Chief Financial Officer ended on January 17, 2023. Because Mr. Sahai complied with the provisions of Section 5(e) of his employment agreement, Mr. Sahai will receive the payments described in such section. Mr. Sahai stayed on as a special advisor to the Company through April 15, 2023.

Director Compensation

Before the 2022 Annual Meeting, the only method of non-employee director compensation was the grant of RSUs. The Company did not pay a cash retainer, meeting fee, committee membership fee, or other such stipend, however the Company did reimburse each non-employee director for fees, travel, and expenses related to their attendance, if and when incurred.

Following the 2022 Annual Meeting, non-employee directors receive an annual cash retainer of $65,000 and an annual award of $100,000 in RSUs priced at the grant date fair value. Committee chairs and members receive additional cash retainers as follows.

Committee	Chair	Member
Audit Committee	$20,000	$10,000
Compensation Committee	$15,000	$7,500
N&CG Committee	$10,000	$5,000

The following table summarizes the compensation paid to our directors for the year ended December 31, 2022.

Name	Fees Earned in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Adam Alexander	$85,000	$174,984	$-	$259,984
William Coulter(3)	$-	$-	$274,520	$274,520
Sam Dantzler(4)	$-	$169,661	$-	$169,661
Denmar Dixon	$85,000	$174,984	$-	$259,984
Shin Lee(5)	$77,500	$99,999	$-	$177,499
Michael Marchlik	$97,500	$174,984	$-	$272,484
Mark Tkach(6)	$-	$-	$274,520	$274,520
Kevin Westfall	$75,000	$174,984	$-	$249,984

(1)	Stock awards reflect the grant date fair value of restricted stock units determined pursuant to FASB ASC Topic 718 awarded during the calendar year. All RSUs outstanding under the 2017 Stock Incentive Plan, vested at closing of the RideNow Transaction, in accordance with the terms of the RSU Award Agreements governing the awards.
(2)	Represents compensation paid to each of Mr. Coulter and Mr. Tkach in connection with their employment from January 1, 2022 to February 11, 2022 as follows: (i) salary - $79,808, (ii) bonus - $156,250, and (iii) paid time off - $38,462.
(3)	Mr. Coulter resigned effective February 11, 2022.
(4)	Mr. Dantlzer resigned effective February 4, 2022.
(5)	Ms. Lee joined the Board on June 23, 2022.
(6)	Mr. Tkach resigned effective February 11, 2022.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2022 with respect to all of our compensation plans under which equity securities are authorized for issuance:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance(2)
Equity compensation plans approved by stockholders	591,328	$79.48	1,071,140
Equity compensation plans not approved by stockholders	-	$-	-
Total	591,328	$79.48	1,071,140

(1)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock unit awards issued under our 2017 Stock Incentive Plan.
(2)	As of December 31, 2022, the number of shares of Class B common stock authorized under the 2017 Stock Incentive Plan was 2,700,000. As of December 31, 2022, 1,071,140 shares of Class B common stock are available for future issuance.

Executive Officers

Name	Age	Position
Marshall Chesrown	65	Chief Executive Officer and Chairman
Peter Levy	53	President, Chief Operating Officer and Director
Blake Lawson	52	Chief Financial Officer

The following is certain biographical information describing the business experience of our executive officers who do not serve as directors. The biography of Messrs. Chesrown and Levy appear earlier in this Form S-3. See “Directors.”

Blake Lawson has served as Chief Financial Officer since January 19, 2023. In his role as RumbleOn’s Chief Financial Officer, Mr. Lawson is responsible for leading RumbleOn’s financial strategy, accounting, tax, treasury, planning & analysis, and finance operations. Previously Mr. Lawson served as Chief Financial Officer for the RideNow group of powersports retailers, and the Coulter Automotive Group, since 2020. Before RideNow, Mr. Lawson served in several key financial roles, including Chief Financial Officer for American Powersports since 2011, Corporate Controller since 2006 and he began his powersports experience as a consultant and trainer for ADP “Lightspeed” from 2001 through 2006. Mr. Lawson holds a Bachelor of Arts from the University of Utah, and a Master of Business Administration from the Thunderbird School of Global Management. Mr. Lawson has been a certified public accountant (CPA) since 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock that may be acquired upon exercise or vesting of equity awards within 60 days of the date of the table below are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of April 7, 2023, 50,000 shares of Class A common stock and 16,374,043 shares of Class B common stock were issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our common stock as of April 7, 2023, by (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our common stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of our company.

Unless otherwise noted below, the address of each person listed on the table is c/o RumbleOn, Inc., 901 W. Walnut Hill Lane, Irving, Texas 75038.

Beneficial Owner Executive Officers and Directors	Class A Common Stock Beneficially Owned	Percentage of Class A Common Stock Beneficially Owned (%)(1)	Class B Common Stock Beneficially Owned	Percentage of Class B Common Stock Beneficially Owned (%)(2)
Marshall Chesrown(3)	43,750	87.5%	231,470	1.41%
Blake Lawson (4)	—	—%	18,371	*	%
Peter Levy(5)	—	—%	131,226	*	%
Beverley Rath (6)	—	—%	15,309	*	%
Adam Alexander(7)	—	—%	27,100	*	%
Shin Lee(8)	—	—%	5,100	*	%
Michael Marchlik(9)	—	—%	28,100	*	%
Kevin Westfall(10)	—	—%	33,909	*	%
All executive officers and directors as a group (8 persons)(11)	43,750	87.5%	490,585	3.00%
Beneficial Ownership of 5% or more:
Ophir Global Opportunities Fund(12)	—	—%	985,270	6.02%
William Coulter(13)	—	—%	2,621,405	16.01%
Mark Tkach(14)	—	—%	2,621,028	16.01%
Stone House Capital Management, LLC(15)	—	—%	900,000	5.50%
Nantahala Capital Management, LLC(16)	—	—%	1,489,391	9.10%
FMR LLC(17)	—	—%	1,795,080	10.96%
Berrard Holdings LP(18)	6,250	12.5%	84,501	*	%

*	Represents beneficial ownership of less than 1%.
(1)	Based on 50,000 shares of Class A common stock issued and outstanding as of April 7, 2023. The Class A common stock has ten votes for each share.
(2)	Based on 16,374,043 shares of Class B common stock issued and outstanding as of April 7, 2023. The Class B common stock has one vote for each share.

(3)	As of April 7, 2023, Mr. Chesrown has voting power representing approximately 4.0% of our outstanding common stock.
(4)	As of April 7, 2023, Mr. Lawson exercises sole voting and dispositive power over 18,371 shares of common stock.
(5)	As of April 7, 2023, Mr. Levy exercises sole voting and dispositive power over 131,226 shares of common stock.
(6)	As of April 7, 2023, Ms. Rath exercises sole voting and dispositive power over 15,309 shares of common stock.
(7)	As of April 7, 2023, Mr. Alexander exercises sole voting and dispositive power over 27,100 shares of common stock.
(8)	As of April 7, 2023, Ms. Lee exercises sole voting and dispositive power over 5,100 shares of common stock.
(9)	As of April 7, 2023, Mr. Marchlik exercises sole voting and dispositive power over 28,100 shares of common stock.
(10)	As of April 7, 2023, Mr. Westfall exercises sole voting and dispositive power over 33,909 shares of common stock.
(11)	As of April 7, 2023, all directors and executive officers as a group have voting power representing approximately 5.5% of our outstanding common stock.
(12)	Based on the Schedule 13G filed on February 14, 2022, by Ophir Global Opportunities Fund which reported that, as of February 14, 2022, Ophir Global Opportunities Fund beneficially owned 985,270 shares of our outstanding common stock, with sole dispositive power over 985,270 shares of our common stock. The address for Ophir Global Opportunities Fund is Level 26, Governor Philip Tower One Farrer Place, Sydney, NSW 2000.
(13)	Based on Amendment No. 1 to the Schedule 13D filed on March 15, 2023, by William Coulter which reported that, as of March 15, 2023, William Coulter beneficially owned 2,621,405 shares of our outstanding common stock, with sole dispositive power over 2,621,405 shares of our common stock. The address for William Coulter is 1188 East Camelback Road, Phoenix, AZ 85014.
(14)	Based on Amendment No. 1 to the Schedule 13D filed on March 15, 2023, by Mark Tkach which reported that, as of March 15, 2023, Mark Tkach beneficially owned 2,621,028 shares of our outstanding common stock, with sole dispositive power over 2,621,028 shares of our common stock. The address for Mark Tkach is 1188 East Camelback Road, Phoenix, AZ 85014.
(15)	Based on the Schedule 13G filed on March 3, 2023, by Stone House Capital Management, LLC which reported that, as of March 3, 2023, Stone House Capital Management, LLC beneficially owned 900,000 shares of our outstanding common stock, with sole dispositive power over 900,000 shares of our common stock. The address for Stone House Capital Management, LLC is 1019 Kane Concourse, Suite 202, Bay Harbor Islands, Florida 33154.
(16)	Based on Amendment No. 1 to the Schedule 13G filed on February 14, 2023, by Nantahala Capital Management, LLC which reported that, as of February 14, 2023, Nantahala Capital Management, LLC beneficially owned 1,489,391 shares of our outstanding common stock, with sole dispositive power over 1,489,391 shares of our common stock. The address for Nantahala Capital Management, LLC is 130 Main St. 2nd Floor, New Canaan, CT 06840.
(17)	Based on Amendment No. 1 to the Schedule 13G filed on February 9, 2023, by FMR LLC which reported that, as of February 9, 2023, FMR LLC beneficially owned 1,795,080 shares of our outstanding common stock, with sole dispositive power over 1,795,080 shares of our common stock. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(18)	Shares are owned directly through BHLP. Subsequent to Mr. Berrard’s death on June 7, 2021, Thomas Hawkins serves as trustee of Mr. Berrard’s estate, and in such capacity has the sole power to vote and the sole power to dispose of the shares of Class A and Class B common stock which may be deemed to beneficially owned by BHLP. As of March 15, 2023, BHLP has voting power representing less than 1% of our outstanding common stock.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Grant Thornton LLP (“Grant Thornton”) has served as the Company’s independent registered public accounting firm since May 26, 2022 and previously from November 19, 2019 to June 29, 2021. Forvis LLP (formally Dixon Hughes Goodman LLP (“Forvis”)), previously served as the Company’s independent registered public accounting firm from June 29, 2021 to May 24, 2022.

The following table sets forth Grant Thornton’s and Forvis’ fees for the years ended December 31, 2022 and December 31, 2021, respectively.

	2022	2021
Audit Fees(1)	$2,115,886	$2,688,420
Audit Related Fees(2)	$—	$37,000
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$2,115,886	$2,725,420

(1)	Includes fees of audits for our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
(2)	Includes the review of Current Reports on Form 8-K and comfort letters in connection with public offerings.

POLICY FOR APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Audit Committee has adopted a policy and related procedures requiring its pre-approval of all audit and non-audit services to be rendered by its independent registered public accounting firm. These policies and procedures are intended to ensure that the provision of such services do not impair the independent registered public accounting firm’s independence. These services may include audit services, audit related services, tax services and other services. The policy provides for the annual establishment of fee limits for various types of audit services, audit related services, tax services and other services, within which the services are deemed to be pre-approved by the Audit Committee. The independent registered public accounting firm is required to provide to the Audit Committee back up information with respect to the performance of such services.

All services provided by Grant Thornton during the year ended December 31, 2022 and Forvis during the year ended December 31, 2021 were approved by the Audit Committee. The Audit Committee has delegated to its Chair the authority to pre-approve services, up to a specified fee limit, to be rendered by the independent registered public accounting firm and requires that the Chair report to the Audit Committee any pre-approved decisions made by the Chair at the next scheduled meeting of the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

In May 2017, our Board adopted a formal policy that our executive officers, directors, holders of more than 5.0% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of our Board if it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

We have been a party to the following transactions since January 1, 2021, in which the amount involved exceeds $120,000 and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Promissory Notes

In connection with the acquisition of the RideNow entities (the “RideNow Transaction”), the Company assumed two promissory notes totaling principal and accrued interest of approximately $2,821,000 as of August 31, 2021 due to entities controlled by former directors and executive officers of the Company. Amounts due under these two promissory notes have been paid in full as of December 31, 2022.

August 2021 Offering

In connection with the RideNow Transaction, on March 12, 2021, the Company and its subsidiary, NextGen Pro, LLC (“NextGen Pro”), executed a secured promissory note with BRF Finance Co., LLC (“BRF Finance”), an affiliate of B. Riley Securities, Inc., one of the underwriters in this offering, pursuant to which BRF Finance loaned the Company $2,500,000 (the “Bridge Loan”). The Bridge Loan matures on the earlier of September 30, 2021 or, after May 1, 2021, upon the issuance of debt or equity above $2,650,000. The Bridge Loan was secured by certain intellectual property assets held by NextGen Pro and interest on the loan was at a rate of 12% annually. The Bridge Loan, and all accrued interest was paid upon the closing of the RideNow Transaction.

Denmar Dixon, a former director of the Company, purchased 13,636 shares of Class B common stock in the August 2021 Offering at the public price of $33.00 per share.

RideNow Leases

In connection with the RideNow Transaction, the Company entered into related party leases for 24 properties consisting of dealerships and offices. Each related party lease is with a wholly owned subsidiary of the Company as the tenant and an entity controlled by former directors and executive officers of the Company, as the landlord. The initial aggregate base rent payment for all 24 leases is approximately $1,229,000 per month, and each lease commenced a new 20-year term on September 1, 2021, with each lease containing annual 2% increases on base rent.

Berrard Death Benefit

Also, on September 30, 2021, the Audit Committee approved the issuance of 154,731 shares of the Company’s Class B common stock as a gift of a death benefit to the widow and children of Mr. Berrard. Also, on September 30, 2021, the Audit Committee approved a gift of a death benefit to the widow and children of Mr. Berrard in an amount equal to (1) $1,338,400, which shall be paid in equal weekly installments beginning October 1, 2021 and ending June 30, 2024 and (2) the cash bonus paid to the Company’s Chief Executive Officer each quarter over the same period ending June 30, 2024, if and when paid to the Chief Executive Officer in accordance with the Company’s Executive Incentive Program.

RideNow Reinsurance Products

The Company sells extended service contracts, prepaid maintenance, GAP insurance, theft protection and tire and wheel products on vehicles sold to customers. Affiliate reinsurance companies previously controlled by and owned primarily by former directors and executives officers of the Company participated in the profits of these products sold through the RideNow locations. The total amount paid by the Company to these affiliated companies totaled approximately $139,000 during the year ended December 31, 2022. The related party relationship ended February 1, 2022.

Payments to Coulter Management Group LLLP

The Company made payments totaling approximately $250,000 to Coulter Management Group LLLP, an entity owned by two former directors and executive officers of the Company, during the year ended December 31, 2022.

Payments to RideNow Management, LLLP

The Company made payments totaling approximately $11,000 and $479,000 to RideNow Management, LLLP, an entity owned equally by two former directors and executive officers of the Company, during the years ended December 31, 2022 and 2021, respectively. On June 27, 2022, the Company paid off a loan of approximately $673,000 to RideNow Management LLLP.

Beach Agreement

On December 31, 2021, the Company acquired all the business assets of RNBeach, LLC (“Beach”) from former directors and executive officers of the Company. The total purchase price to acquire all the business assets of Beach was approximately $5,528,000, and cash paid was approximately $5,368,000.

Bidpath Software License

On January 19, 2022, the Audit Committee approved, and the Company entered into two agreements with Bidpath Incorporated, a company owned by Adam Alexander, a director of the Company that provides the Company with (i) a perpetual, non-exclusive license to the then-current source code, as well as all future source code, of foundational technology for our inventory management platform, and (ii) support and maintenance services, all of which remain in development as of December 31, 2022.

The Company has made cash payments totaling approximately $3,600,000 for the license during the year ended December 31, 2022. The Company pays, on monthly basis since the agreement was signed, $30,000 for the support and maintenance services. The initial term is thirty-six (36) months but can be terminated by either party at any time by providing sixty (60) days’ notice to the other party.

Ready Team Grow, LLC

The Company paid approximately $199,000 to Ready Team Grow, LLC for employee recruiting services during the year ended December 31, 2022. Ready Team Grow, LLC is an entity owned by the domestic partner of the Company’s Chief Executive Officer.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:

●	Our Annual Report on Form 10-K that contains financial statements for the year ended December 31, 2022, filed on March 16, 2023;

●	Our Current Reports on Form 8-K filed on September 7, 2021, January 20, 2023, March 15, 2023, and April 5, 2023 (two Current Reports);

●	The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, filed with the SEC on October 18, 2017, as updated by the description of the registrant’s securities contained in Exhibit 4.11 to the Annual Report on Form 10-K for the year ended December 31, 2019, filed on May 29, 2020, and the Certificate of Amendment filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed on August 4, 2021;

●	The description of the Oaktree Warrants contained or incorporated in its Registration Statement on Form S-3 (Registration No. 333-259337), initially filed with the SEC on September 3, 2021, including any amendments or reports filed for the purpose of updating such description;

●	The description of the Hercules Warrants contained in Note 12 of the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2021, filed on April 8, 2022;

●	The description of the Notes contained or incorporated in its Registration Statement on Form S-3/A (Registration No. 333-239285), initially filed with the SEC on June 26, 2020, including any amendments or reports filed for the purpose of updating such description.

We incorporate by reference any filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

RumbleOn, Inc.

901 W. Walnut Hill Lane

Irving, Texas 75038

Attention: Investor Relations

Tel: (214) 771-9952

Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Additionally, the SEC maintains a website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee	$31,865	*
Legal fees and expenses	$15,000	**
Accounting fees and expenses	$35,000	**
Miscellaneous expenses	$8,135	**
Total	$90,000	**

*	Previously paid.

**	All amounts are estimates, other than the SEC’s registration fee.

Item 15. Indemnification of Directors and Officers.

No director of RumbleOn will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law;

●	the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes; or

●	for any transaction from which the director derived an improper personal benefit.

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Article VI of our Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. Our Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting RumbleOn. In the event a stockholder believes the officers or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in RumbleOn in connection with such sale or purchase, including the misapplication by any such officer or director of proceeds from a sale of securities may be able to recover such losses from us.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The exhibits listed on the Index to Exhibits of this Form S-3 are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits

Exhibit Number	Description
2.1	Plan of Merger and Equity Purchase Agreement, dated March 12, 2021 (Incorporated by reference to Exhibit 2.1 in the Company’s Current Report on Form 8-K, filed on March 15, 2021).
2.2	Joinder and First Amendment to Plan of Merger and Equity Purchase Agreement, dated June 17, 2021 (Incorporated by reference to Exhibit 2.2 in the Company’s Current Report on Form 8-K, filed on June 21, 2021).
2.3	Second Amendment to Plan of Merger and Equity Purchase Agreement, dated July 20, 2021 (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on July 27, 2021).
2.4	Membership Interest Purchase Agreement, dated November 8, 2021 (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed on November 10, 2021).
2.5	First Amendment to Membership Interest Purchase Agreement, dated February 18, 2022 (Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed on February 22, 2022).
3.1	Articles of Incorporation filed on October 24, 2013 (Incorporated by reference to Exhibit 3(i)(a) in the Company’s Registration Statement on Form S-1/A, filed on March 20, 2014).
3.2	Certificate of Amendment to Articles of Incorporation, filed on February 13, 2017 (Incorporated by reference to Exhibit 3.3 in the Company’s Annual Report on Form 10-K, filed on February 14, 2017).
3.3	Certificate of Amendment to Articles of Incorporation, filed on June 25, 2018 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on June 28, 2018).
3.4	Certificate of Designation for the Series B Preferred Stock (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on October 31, 2018).
3.5	Certificate of Change. (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on May 19, 2020).
3.6	Certificate of Amendment, filed on August 4, 2021. (Incorporated by reference to Exhibit 3.1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021).
3.7	Amended and Restated Bylaws of RumbleOn, Inc., dated October 8, 2021 (Incorporated by reference to Exhibit 3.1 in the Company’s Current Report on Form 8-K, filed on October 8, 2021).
4.1	Sample Stock Certificate – Class B Common Stock.*
4.2	Warrant to Purchase Class B Common Stock, dated October 30, 2018 (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on October 31, 2018).
4.3	Warrant, dated April 30, 2018 (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on May 1, 2018).
4.4	Indenture, dated January 14, 2020, between the Company and Wilmington Trust, N.A. (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on January 16, 2020).
4.5	Form 6.75% Convertible Senior Note due 2025 (incorporated by reference to Exhibit A to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on January 16, 2020).
4.6	Form of Registration Rights Agreement, dated January 14, 2020 (Incorporated by reference to Exhibit 4.3 in the Company’s Current Report on Form 8-K, filed on January 16, 2020)
4.7	Form of Warrant, dated August 31, 2021 (Incorporated by reference to Exhibit 4.1 in the Company’s Current Report on Form 8-K, filed on September 7, 2021).
5.1	Opinion of Akerman LLP*
5.2	Opinion of Snell & Wilmer L.L.P.*
10.1	Form of Note Exchange & Subscription Agreement, dated January 10, 2020 (Incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K, filed on January 16, 2020).
10.2	Registration Rights and Lock-Up Agreement, dated March 12, 2021 (Incorporated by reference to Exhibit 10.3 in the Company’s Current Report on Form 8-K, filed on March 15, 2021).
10.3	Credit Agreement, dated August 31, 2021 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 7, 2021).
10.4	Commitment Letter, dated March 12, 2021 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 15, 2021).
10.5	Registration Rights and Lock-Up Agreement, dated November 8, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed November 10, 2021).
10.6	Consent and Amendment No. 3 to Term Loan Agreement, dated February 18, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2022).
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K, filed March 16, 2023).
23.1	Consent of FORVIS, LLP**
23.2	Consent of Grant Thornton LLP **
23.4	Consent of Akerman LLP (included in Exhibit 5.1)*
23.5	Consent of Snell & Wilmer L.L.P. (included with Exhibit 5.2)*
24.1	Power of Attorney (included on the signature page of this Form S-3)**

*	Previously filed.
**	Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

Provided, however, that:

paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-1 and the information required to be included in a post–effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Irving, State of Texas, on this 14th day of April, 2023.

RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Marshall Chesrown
Chief Executive Officer and Chairman

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marshall Chesrown and Michael Francis and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marshall Chesrown	Chief Executive Officer and Chairman	April 14, 2023
Marshall Chesrown	(Principal Executive Officer)

/s/ Blake Lawson	Chief Financial Officer	April 14, 2023
Blake Lawson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter Levy	Chief Operating Officer, President, and Director	April 14, 2023
Peter Levy

/s/ Adam Alexander	Director	April 14, 2023
Adam Alexander

/s/ Shin Lee	Director	April 14, 2023
Shin Lee

/s/ Michael Marchlik	Director	April 14, 2023
Michael Marchlik

/s/ Kevin Westfall	Director	April 14, 2023
Kevin Westfall